Exhibit 10.2

March 13, 2014

Conrad J. Hunter
[Home Address]

Re:    Agreement

Dear Conrad:

This letter agreement sets forth the complete terms under which your employment with NTELOS Holdings Corp. (the “Company”) and all subsidiaries and affiliates of the Company (collectively, the “NTELOS Companies”) will cease.
1.End Date. Your last day of employment with the NTELOS Companies will be April 30, 2014 (your “End Date”). After your End Date, you will no longer be an employee of any of the NTELOS Companies. You also hereby waive any claim for future employment with any of the NTELOS Companies.

2.Payments. As consideration for the General Release described in paragraph 10 of this letter agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company will provide you with the following payments:

(a)Payments. You, or should you die before receipt of the payments referenced below, your beneficiary, will receive forty percent (40%) of your base salary in effect as of the date of this letter (such base salary being $30,959.92 per month) for eighteen (18) months in such periodic installments, not less frequently than monthly, as your base salary was being paid immediately prior to the End Date, beginning with a lump sum payment on the first payroll date occurring after the six months following the Effective Date (as defined below) or, if earlier, your death, equal to the payments you would have received prior to such date had the payments commenced immediately following your End Date, and subsequent installments in equal periodic installments thereafter, less any sums which may be required to be deducted or withheld under applicable provisions of law; and

(b)Non-Compete Payments. You, or should you die before receipt of the payments referenced below, your beneficiary, will receive non-compete payments in an amount equivalent to sixty percent (60%) of your base salary in effect as of the date of this letter (such base salary being $30,959.92 per month) for eighteen (18) months in such periodic installments, not less frequently than monthly, as your base salary was being paid immediately prior to the End Date, beginning with a lump sum payment on the first payroll date occurring after the six months following the Effective Date or, if earlier, your death, equal to the payments you would have received had the payments commenced immediately following your End Date, and subsequent installments in equal periodic installments thereafter, less any sums which may be required to be deducted or withheld under applicable provisions of law; and

(c)Incentive Payment. You, or should you die before receipt of the payment referenced below, your beneficiary, will be paid an Incentive Payment in an amount equal to $334,367, representing one and one-half (1.5) times your target Incentive Payment of 60 percent (60%) of your current base salary, in a single lump sum no later than two and a half (2 1/2) months after the End Date, less any sums which may be required to be deducted or withheld under applicable provisions of law.

(d)2013 TIP Payment. You, or should you die before receipt of the payment referenced below, your beneficiary, will receive the annual Incentive Payment you would have received under the Company’s Team Incentive Plan (the “2013 TIP”) for the Company’s fiscal year ending December 31, 2013 had you remained employed with the Company, subject to the achievement of the applicable performance objectives and the other terms of the 2013 TIP (other than any terms that require your employment at the time of payment), in a single lump sum on the same date as the 2013 TIP payments are paid to the other participants in the Company’s 2013 TIP (but in no event later than March 15, 2014).

3.Employee Benefits. As consideration for the General Release described in paragraph 10 of this letter agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company also will provide you with the following employee benefits:

(a)Continuation of medical, dental, vision and flexible spending plan coverage through COBRA for up to twenty-four (24) months after the End Date. COBRA administration is handled by Ceridian COBRA. They will mail a package to your home for you and your dependents to elect continued coverage. To the extent you are not eligible to continue such medical, dental, vision and flexible spending account coverage for the full twenty-four (24) months, you will be reimbursed, on a net after-tax basis, no less frequently than monthly, for the cost of individual insurance coverage for you and your dependents under a policy or policies that provide such benefits (which benefits do not include disability coverage) that are no less favorable in all material respects than the benefits (not including disability coverage) provided under the Company’s medical, dental, vision and flexible spending account plans. Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this subsection 3(a) shall cease if you become covered under any employee welfare benefit plan of any other employer of yours that provides the same or similar types of benefits. Additionally, if any of your dependents become covered under any employee welfare benefit plan of any other employer or otherwise become ineligible to be covered under the plans described above, such coverage shall cease with respect to such dependents.

(b)In addition, to the extent not provided under clause (a) above, you and your dependents will be entitled, beginning as of the date the coverage provided under clause (a) expires or is no longer to be continued, to continued participation in the medical, dental and vision plans (which do not include life insurance or disability coverage) in which you and your dependents participated on the End Date on the same terms as active employees (with the Company to pay or reimburse you, monthly, on a net after-tax basis for the premiums paid for such continued participation). In lieu of coverage for which such continued participation is not allowed or, for any reason, is otherwise not available, the Company will reimburse you, on a net after-tax basis, on a monthly basis, for the cost of individual insurance coverage for you and your dependents under a policy or policies that provide such benefits (which do not include life insurance or disability coverage) that are no less favorable in all material respects than such benefits provided under the Company’s medical, dental and vision plans on the date thereof. Notwithstanding the foregoing, the coverage provided for in this clause (b) shall not apply during the period you receive substantially similar coverage from another employer. Additionally, if any of your dependents become covered under any employee welfare benefit plan of any other employer or otherwise become ineligible to be covered under the plans described above, such coverage shall cease with respect to such dependents.

(c)Your current life insurance and accidental death and dismemberment coverage for you and your eligible dependents will terminate as of the End Date unless you elect to convert such coverage to an individual policy in accordance with the terms of the current policy. You will be required to pay the full premium if you elect to continue such coverage.

(d)You and your dependents’ rights to benefits under the Company’s employee benefit plans in which you participate, if any, will be determined in accordance with the applicable plan documents, except as otherwise set forth herein.

(e)Notwithstanding any other provision hereof, if any of the payments to be made or benefits to be provided pursuant to Section 2 or this Section 3 constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), payable upon a separation from service, then such payments or benefits will be delayed, to the extent required under Section 409A of the Code, until six (6) months after the Effective Date or, if earlier, your death (the “409A Deferral Period”). In the event any such payments would otherwise have been made in the 409A Deferral Period, the payments shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event any of the foregoing benefits are deferred, any such benefit may be provided during the 409A Deferral Period at your expense, with you having the right to reimbursement from the Company as soon as the 409A Deferral Period ends, and the balance of the benefits will be provided as otherwise scheduled.

(f)Nothing in this letter agreement shall be construed to limit the Company’s right to amend or terminate any of the Company’s employee benefit plans pursuant to their terms. The Company hereby specifically reserves the right and authority to amend and/or terminate any of its employee benefit plans as the Company in its sole discretion may determine.

4.Standard Payments. You, or if you die before receipt of the payments referenced below, your beneficiary, will receive payments for earned and unpaid base salary accrued through your End Date and unreimbursed business and entertainment expenses incurred or otherwise payable through your End Date as are reimbursable under the Company’s normal policies (payable not later than thirty (30) days after your End Date). Payment of these items will be made in a manner consistent with normal check processing schedules of the Company. Payment of unreimbursed medical, dental and other employee benefit expenses shall be paid pursuant to the terms of the applicable benefit plans.

5.Transition Terms.
(a)    You resign from your position as the Executive Vice President, Chief Operating Officer of the Company and any other officer or director position you hold with any of the NTELOS Companies as of the Effective Date.
(b)    You agree to make yourself available to the Company to perform transition services, to the extent reasonably requested by the Chief Executive Officer of the Company (the “CEO”) or his designated representative, from the Effective Date through the End Date (the period of time from the Effective Date through the End Date being hereinafter referred to as the “transition term”). In performing any transition services, you shall at all times comply with the terms and conditions of this letter agreement, all applicable policies and procedures of the NTELOS Companies and any reasonable written or oral instructions that may be provided to you by the CEO or his designated representative in connection with your performance of transition services under this letter agreement.
(c)    During the transition term, you will report to the Chief Executive Officer of the Company or his designated representative and work closely with the Company’s other executive officers. The CEO or his designated representative may request that you perform the transition services away from the Company’s offices.
(d)    As sole compensation for your transition services during the transition term, you will continue to be paid your base salary through the End Date in such periodic installments, not less frequently than monthly, as were being paid immediately prior to the Effective Date, and you will be eligible to receive a pro-rated Incentive Payment for the first four (4) months of 2014 as follows. You, or should you die before receipt of the payment referenced below, your beneficiary, will be eligible to receive a pro-rated Incentive Payment for 2014 calculated in the same manner as your Incentive Payment would have been under the Company’s Team Incentive Plan (the “2014 TIP”) for the Company’s fiscal year ending December 31, 2014, except that (i) the period covered by your Incentive Payment will begin as of January 1, 2014 and end as of the End Date, (ii) the performance objectives under the 2014 TIP shall be used to determine the amount of your Incentive Payment (adjusted pro rata to reflect a performance period of four (4) months (in lieu of the full year)), (iii) the Incentive Payment you are eligible to earn will be one-third (1/3) of the Incentive Payment you otherwise would have been eligible to earn under the 2014 TIP, and (iv) your Incentive Payment will be determined based on the achievement of the applicable performance objectives through the End Date and the other similar terms of the 2014 TIP (other than any terms that require your employment at the time of payment and neither increased or reduced for individual performance factors). This Incentive Payment, if any, for 2014 will be paid in a single lump sum no later than thirty (30) days after April 30, 2014. You then will not be a participant in the Company’s 2014 TIP or any long-term incentive plan of the Company (although you will continue to be eligible to participate in the Company’s other employee welfare plans as other similarly-situated employees pursuant to the terms of such plans).
(e)    Business and entertainment expenses incurred after the Effective Date must be approved in advance by the CEO or his designated representative in order to be eligible for reimbursement under the Company’s normal policies.
(f)    It is expressly understood and agreed that during the transition term you will not be authorized to bind any of the NTELOS Companies to any liability or obligation or to represent that you have any such authority.

(g)    All work product, property, data, documentation, information or materials conceived, discovered, developed or created by you in connection with the transition term (collectively, the “Work Product”) shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Company. You hereby unconditionally and irrevocably transfer and assign to the Company all right, title and interest in or to any such Work Product.

(h)    Notwithstanding the foregoing, for purposes of Section 409A of the Code, the Company and you agree that you will have a “separation from service” within the meaning of Section 409A of the Code on the Effective Date, because it is reasonably anticipated that the level of bona fide services you will perform after the Effective Date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services you performed over the thirty-six (36) month period immediately preceding the Effective Date.

6.Company Stock Awards.
(a)Your Company Stock Options as of the End Date are set forth on Exhibit A attached hereto. Your Company Stock Options that otherwise would have become vested between the End Date and April 30, 2015 had you remained employed with the Company during such time shall become vested as of the End Date. Your then vested Company Stock Options (including your Company Stock Options that became vested as of the End Date) will be exercisable in accordance with the Company’s 2010 Equity and Cash Incentive Plan and the related award agreements for nine (9) months after the End Date (but in no event will your vested Company Stock Options be exercisable beyond their latest expiration date as set forth in the related award agreements). Any of your Company Stock Options that are not vested as of the End Date as described in this paragraph will be forfeited as of the End Date without any payment therefor.

(b)Your Company Restricted Stock as of the End Date is set forth on Exhibit B attached hereto. Your Company Restricted Stock (other than your Company Restricted Stock granted in calendar year 2013) shall become vested and non-forfeitable in full as of the End Date. Your Company Restricted Stock that was granted in calendar year 2013 shall become vested and non-forfeitable as of the End Date with respect to two-thirds (2/3) of the underlying shares of stock (rounded to the nearest whole share). Any of your Company Restricted Stock that is not vested and non-forfeitable as of the End Date will be forfeited as of the End Date without any payment therefor.

(c)Your Company Performance Stock Units as of the End Date are set forth on Exhibit C attached hereto. Your Company Performance Stock Units shall become vested and payable as of the End Date with respect to 8,362 of the underlying shares of common stock. Your Company Performance Stock Units shall become vested as of the End Date. Any of your Company Performance Stock Units that are not vested as of the End Date as described in this paragraph will be forfeited as of the End Date.

7.Accord and Satisfaction. You agree to sign and be bound by this letter agreement in order to receive from the Company those benefits described in paragraphs 2, 3, 5 and 6 to which you would not have been otherwise entitled in the absence of this letter agreement. By signing this letter agreement, you accept the payments and benefits described herein as a final accord and satisfaction of all payments and benefits due you from the NTELOS Companies relating to your employment, including, without limitation, any amounts that may be due you under the terms of your Employment Agreement dated December 7, 2010, a copy of which is attached as Exhibit D (your “Employment Agreement”), and you hereby waive any rights to receive any other payments and benefits from the NTELOS Companies other than as described in this letter agreement, including without limitation, any payments and benefits to which you may be entitled under your Employment Agreement. You also acknowledge that you are not entitled to receive any payments or benefits under any severance plan, arrangement, program or policy of any of the NTELOS Companies. Except as otherwise provided herein, this letter agreement constitutes the final and entire agreement between you and the NTELOS Companies on the subject matter herein, and no other representation, promise, or agreement has been made to cause you to sign this letter agreement. All other agreements regarding your employment or the subject matter therein shall be superceded by this letter agreement, except as expressly set forth herein.

8.Company Property. Upon the request of the Company, and upon reasonable notice, you agree to return all Company property that is in your possession or in your home. Such items include but are not limited to gas cards, credit cards, computers, wireless handsets (other than your or your family’s personal phone(s)) and accessories, files, and reports. Additionally, the Company shall provide wireless telephone services to you and your family at the same level and cost (other than your personal handset which will be free of charge) as provided as of the Effective Date for eighteen (18) months after the End Date. You agree not to retain, and that the Company may require the return of, your and/or your family’s personal phone numbers relating to any Company handsets you or your family may have, after the time such numbers and related wireless telephone service are no longer being provided by the Company.

9.Non-Competition and Confidential Information. You agree, acknowledge and affirm that Sections 5, 6, 8 (other than Section 8(i)), 10, 11, 13, 15 and 19 of your Employment Agreement remain in full force and effect and are not superceded, merged or otherwise affected by this letter agreement and that you will continue to be bound by the terms and conditions of Sections 5, 6, 8 (other than Section 8(i)), 10, 11, 13, 15 and 19 of your Employment Agreement. You further agree that the covenants, prohibitions and restrictions contained in this letter agreement are in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the foregoing sections of your Employment Agreement or the laws of any jurisdiction, or the common law or equity, and the enforcement or non-enforcement by the Company of its rights and remedies pursuant to this letter agreement shall not be construed as a waiver of any other rights or remedies that it may possess. Any breach by you of this paragraph 9, or of Sections 5, 6 and/or 8 (other than Section 8(i)) of your Employment Agreement, shall be grounds for termination of any payments to be made or benefits to be delivered hereunder. Additionally, in the event of any such breach, you agree to repay the Company the gross amount of any payments and the value of any benefits (including without limitation the benefits related to the vesting and payment of any stock awards) described in paragraphs 2, 3, 5 and 6 of this letter agreement that you previously received pursuant to this letter agreement that you would not have been entitled to receive absent this letter agreement.

10.General Release. For and in consideration of the payments and promises set forth in this letter agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby release, acquit, and forever discharge the Company, NTELOS Inc. and all their affiliates, parents, subsidiaries, partners, joint venturers, owners, and shareholders, and all of their officers, directors, employees, representatives, and agents, and all successors and assigns thereof (each a “Released Party”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, which you now have, had, or may hereafter claim to have had against the Company, NTELOS Inc. or any other Released Party, of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute (or, if applicable, re-execute) this letter agreement.

The claims knowingly and voluntarily released herein include, but are not limited to, all claims relating in any way to your employment with the Company, NTELOS Inc. or any Released Party, or the conclusion of that employment, whether such claims are now known or are later discovered, including claims under the

Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or other federal or state wage and hour laws, the Employee Retirement Income Security Act, claims for breach of contract, infliction of emotional distress, claims under any other federal or state law pertaining to employment or employment benefits, and any other claims of any kind based on any contract, tort, ordinance, regulation, statute, or constitution; provided, however, that nothing in this Agreement shall be interpreted to release any claims which you may have for workers compensation benefits. You acknowledge that this letter agreement is a complete defense and shall constitute a full and final bar to any claim by you based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute (or, if applicable, re-execute) this letter agreement.
11.Non-Disparagement. You agree not to make any statement or take any action that criticizes or disparages the Company, NTELOS Inc., any Released Party or their parents, subsidiaries or affiliates, their employees, officers, directors, representatives and agents, their management or their practices or that disrupts or impairs their normal operations; and the Company, NTELOS Inc., the Released Parties and their parents, subsidiaries and affiliates agree not to take any action that criticizes or disparages you, except that nothing in this letter agreement shall be interpreted to limit either of our rights to confer with counsel or to provide truthful testimony pursuant to subpoena, notice of deposition or as otherwise required by law. This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.

12.Receipt and Effective Date. You acknowledge that you have read and understand this letter agreement, that you are hereby provided a period of twenty-one (21) calendar days to consider its terms, and that you are hereby advised in writing to discuss its terms with an attorney or other advisor before executing the letter agreement, and that your execution is purely voluntary. This letter agreement will not become effective and enforceable until seven (7) days after your execution of same (which must occur on or before the expiration of twenty-one (21) days after you are provided this letter agreement for consideration) or such later date as set forth below (the “Effective Date”). Additionally, you agree to re-execute this letter agreement after the End Date so that the General Release set forth in paragraph 10 shall cover the period through the End Date. You further understand that you may revoke this letter agreement within seven (7) calendar days after either date you have signed it by delivering written notice of revocation to General Counsel, NTELOS Holdings Corp., 1154 Shenandoah Village, Waynesboro, VA 22980. If the end of such revocation period falls on a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Virginia. Notwithstanding anything contained herein to the contrary, you understand and agree that, if you fail to sign the letter agreement on or before the expiration of twenty-one (21) days of the day you received it, or if you revoke the letter agreement before the expiration of the revocation period, this letter agreement shall be canceled and void and neither party shall have any rights or obligations arising under it, and you will not be entitled to receive any payments or benefits under this letter agreement not otherwise payable absent this letter agreement. Notwithstanding any other provision of this letter agreement, no payments or benefits shall be made hereunder for the thirty (30) days immediately following the date you received this letter agreement. Any payments to be made or benefits to be delivered during such thirty (30) days will be delayed until the expiration of such thirty (30) days period. Any payments that would otherwise have been paid during that time shall be accumulated and paid in a lump sum immediately after the expiration of such period. Any benefit to be delivered during such time may be continued at your expense, with you having the right to reimbursement immediately after the expiration of such period. You further acknowledge that the payments and benefits set forth in paragraphs 2, 3, 5 and 6 herein would not be otherwise payable in the absence of your agreement to the General Release in paragraph 10. Additionally, notwithstanding anything contained herein to the contrary, if you fail to re-execute this letter agreement after the End Date, or if you revoke the re-execution of this letter agreement before the end of the applicable revocation period, this letter agreement shall remain in effect except that (i) you will not be entitled to receive any further payments or benefits under this letter agreement not otherwise payable absent this letter agreement, (ii) the General Release in paragraph 10 shall remain effective through the Effective Date and (iii) your Employment Agreement will remain extinguished and merged into this letter agreement except as expressly provided otherwise in this letter agreement.

13.Severability. Except as set forth below, the terms, conditions, covenants, restrictions, and other provisions contained in this letter agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this letter agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this letter agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this letter agreement valid, enforceable, and lawful. In the event that any portion of the General Release in paragraph 10 is deemed void or unenforceable (other as a direct result of the Company contesting the validity or enforceability of any such provision), the Company shall have no further obligation to provide any further benefits under paragraphs 2, 3, 5 and 6 above, and you agree to repay the gross amount of any payments and the value of any benefits (including without limitation the benefits relating to the vesting and payment of any stock awards) described in paragraphs 2, 3, 5 and 6 that you previously received under this letter agreement that you would not have been entitled to receive in the absence of your agreement to the General Release in paragraph 10.

14.Taxes. You shall be responsible for any tax consequences of any payments made pursuant to this letter agreement, except for any applicable taxes that the Company withholds. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this letter agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.

15.Assignment. Your rights and obligations under this letter agreement are personal to you and may not be transferred by you by assignment or otherwise.

16.Non-Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of that right, power, or privilege or of the same right, power, or privilege in any other instance. Any waiver by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by an authorized officer.

17.Acknowledgements. You acknowledge that you have read this letter agreement and understand its terms. You have been provided with a full and fair opportunity to consult with an attorney of your choosing and to obtain any and all advice you deem appropriate with respect to this letter agreement. In light of the foregoing, you are satisfied with the terms of this letter agreement and agree that its terms are binding upon you. Nothing in this letter agreement shall be deemed an admission by any of the NTELOS Companies, or by you, of any violation of any agreement, statute, law or right or of any wrongdoing of any kind.

18.Non-Disclosure. You covenant and agree that you will not disclose the existence or terms of this letter agreement to any person except (i) licensed attorney(s) for the purpose of obtaining legal advice, (ii) licensed or certified accountant(s) for purposes of preparing tax returns or other financial services, (iii) proceedings to enforce the terms of this letter agreement, or (iv) as otherwise required by law or court order. However, nothing herein shall limit your ability to confer with legal counsel, to testify truthfully under subpoena or court order, or to cooperate with an investigation by a municipal, state or federal agency for enforcement of laws, and you may disclose the existence or terms of this letter agreement to your spouse or other immediate family, including your parents, provided you take reasonable measures to assure that she or they do not disclose the existence or terms of this letter agreement to a third party, except as otherwise allowed herein. The foregoing non-disclosure will not apply to the existence and terms of this letter agreement on and after, but only to the extent that, they become public knowledge upon any filing with the United States Securities and Exchange Commission.

19.Previous Agreements. You agree and specifically acknowledge that the Company and you are entering into this letter agreement for the purpose of amicably resolving any and all issues relating to your employment with the NTELOS Companies and its cessation. This letter agreement supercedes any previous agreement(s), whether written or oral, that you may have had with any of the NTELOS Companies, including your Employment Agreement, and any other such agreement is merged into and extinguished by this letter agreement, except as expressly provided otherwise in this letter agreement.

20.Governing Law and Interpretation. This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the Commonwealth of Virginia, notwithstanding any choice of law provisions otherwise requiring application of other laws. It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.

21.Amendments. No amendment or modification of this letter agreement shall be binding or effective for any purpose unless made in a writing signed by the party against whom enforcement of such amendment or modification is sought.

22.Section 409A. Notwithstanding any other provision of this letter agreement, it is intended that any payment or benefit provided hereto that is considered nonqualified deferred compensation subject to Section 409A of the Code will be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. For purposes of this letter agreement, all rights to payments and benefits hereunder will be treated as rights to a series of separate payments and benefits to the fullest extent allowable by Section 409A of the Code. Notwithstanding any other provision of this letter agreement, however, neither the Company nor any of its Released Parties shall be liable to you in the event any provision of this letter agreement fails to comply with, or be exempt from, Section 409A of the Code.

23.Beneficiary. You may designate one or more individuals or entities as your beneficiary under this Agreement and change any prior beneficiary designation, so long as such designation or change in designation is in writing and delivered to Vice President, Human Resources or her successor, at the address set forth in paragraph 12 above, prior to your death. In the absence of a valid beneficiary designation, or should your designated beneficiary predecease you, your estate shall be your beneficiary. Your beneficiary shall be entitled to receive any payments owed to you after your death, and to exercise any rights you had prior to your death, to the extent such payments or rights are to continue after your death.

24.Indemnification. Nothing in this letter agreement shall affect your right to indemnification for any claims or liabilities arising from your acts and/or omissions as an officer or director of any of the NTELOS Companies to the extent provided by law or the governing documents of the applicable NTELOS Company.

Please sign, date, and have notarized in the space below to accept the terms of your termination of employment from the NTELOS Companies and return the executed letter to me for the Company’s files. If you have any questions, please let me know.

Sincerely,
NTELOS HOLDINGS CORP.

By: /s/ James A. Hyde
James A. Hyde
President and Chief Executive Officer

[Signatures Continued on Next Page]

IN WITNESS WHEREOF, the undersigned has signed and executed this letter agreement on the date set forth below as an expression of his intent to be bound by the foregoing terms of this letter agreement, including without limitation the General Release set forth in paragraph 10 of the letter agreement.

By: _/s/ Conrad J. Hunter ______________
Conrad J. Hunter
Date: _March 13, 2014______________________

Sworn to and subscribed
before me this __13___ day
of ____March______, 2014.

___/s/ Notary_______________________________________
Notary Public
[Seal]

IN WITNESS WHEREOF, the undersigned has signed and re-executed this letter agreement on the date set forth below as an expression of his intent to be bound by the foregoing terms of this letter agreement, including without limitation the General Release set forth in paragraph 10 of the letter agreement.

By: _/s/ Conrad J. Hunter ______________
Conrad J. Hunter
Date: __April 30, 2014______________________

Sworn to and subscribed
before me this __30___ day
of ___April _______, 2014.

_____/s/ Notary ________________________________________
Notary Public
[Seal]

EXHIBIT A
Conrad J. Hunter
List of Outstanding Option Grants

Portfolio Summary of Grants Outstanding as of March 11, 2014
Grant Type	Grant Number	Quantity	Grant Date	Grant Price / Purchase Price	Options Exercisable	Outstanding Balance	Outstanding Balance
					Balance		4/30/2014
ISO	100462	4,170	2/28/2011	$23.98	0	4,170	4,170
NQSO	100462N	33,236	2/28/2011	$23.98	28,055	33,236	33,236
ISO	100922	4,301	2/29/2012	$23.25	0	4,301	0
NQSO	100922N	71,937	2/29/2012	$23.25	38,119	71,937	57,178
ISO	100941	8,019	3/6/2013	$12.47	0	8,019	0
NQSO	100941N	104,155	3/6/2013	$12.47	28,043	104,155	56,087
ISO	100580	17,240	4/12/2010	$23.20	12,930	17,240	17,240
NQSO	100580N	15,161	4/12/2010	$23.20	11,370	15,161	15,161
					118,517	258,219	183,072

EXHIBIT B
Conrad J. Hunter
Restricted Stock Awards

Portfolio Summary of Grants Outstanding as of March 11, 2014
	Grant Type	Grant Number	Quantity	Grant Date	Unvested Balance	Vested Balance
						4/30/2014
	RSA	300301	10,679	2/29/2012	10,679	10,679
	RSA	300378	14,245	3/6/2013	14,245	9,496
					24,924	20,175

EXHIBIT C
Conrad J. Hunter
Performance Stock Units

Portfolio Summary of Grants Outstanding as of Ending Date

Grant Type	Grant Number	Quantity	Grant Date	Agreed Vesting

PSU-M	300481-A	10,684	3/6/2013	7,123
PSU-M	300481-B	1,187	3/6/2013	1,239
PSU-M	300481-C	1,187	3/6/2013	-
PSU-M	300481-D	1,187	3/6/2013	-
				8,362

EXHIBIT D

Employment Agreement, dated December 7, 2010, between NTELOS Holdings Corp. and Conrad J. Hunter (attached to execution copy).